EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ABMC RECEIVES 180-DAY EXTENSION FROM NASDAQ TO REGAIN COMPLIANCE WITH $1.00 MINIMUM BID PRICE RULE

Kinderhook, N.Y., May 13, 2008 - American Bio Medica Corporation (NASDAQ:ABMC) today announced that it has received a letter from the Nasdaq Stock Market (NASDAQ) providing the company with an additional 180-calendar-day compliance period, or until November 10, 2008, to regain compliance with the $1.00 minimum bid price rule set forth in NASDAQ Marketplace Rule 4310(c)(4). The letter states that although ABMC has not yet regained compliance with the Rule, it has met all initial inclusion criteria for the NASDAQ Capital Market as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. Accordingly, ABMC has been granted a 180-day extension to regain compliance with the minimum bid price requirement. To regain compliance, anytime before November 10, 2008, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. This letter has no effect on the company's current NASDAQ listing and ABMC shares will continue to be traded on NASDAQ during the 180-day extension period.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid One®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: May 14, 2008	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse Vice President & Chief Compliance Officer Corporate Secretary